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                                                                   EXHIBIT 5.1






                                     May 8, 1998



Dunn Computer Corporation
1306 Squire Court
Sterling, Virginia  20166


     Re: Registration Statement on Form S-8 For Dunn Computer Corporation, a Virginia corporation, relating to 2,200,000 shares of Common Stock Issuable Pursuant to the Dunn Computer Corporation Stock Option Plan

Ladies and Gentlemen:

     We have acted as special counsel for Dunn Computer Corporation, a Virginia corporation (the "Company"), in connection with the registration of 2,200,000 shares of common stock of the Company, par value $0.001 per share (the "Shares"), available for issuance pursuant to the Dunn Computer Corporation Stock Option Plan (the "Plan").

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon, we are of the opinion that the Shares have been duly authorized and, when issued and sold pursuant to the Plan and forms of award agreements that are duly authorized thereunder, against payment of the consideration therefor at least equal to the par value of such Shares, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933, as amended (the "Securities Act"). In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                   Very truly yours,

                                   /s/ Jones, Day, Reavis & Pogue

                                   Jones, Day, Reavis & Pogue


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